SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 2, 2004

Date of report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

ON Semiconductor Corporation

5005 E. McDowell Road

Phoenix, Arizona 85008

(Address of principal executive offices) (Zip Code)

602-244-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On December 2, 2004, ON Semiconductor Corporation (“Company”) notified one of its information technology service providers that the Company will terminate its outsourcing agreement (“Agreement”) with that provider effective March 6, 2005. The primary reason for the decision to terminate the Agreement is the planned migration from the legacy information systems of the Company to an upgraded information system with enhanced compatibility to its existing accounting system that will replace the functionality of the legacy information systems provided under the Agreement. In conjunction with the planned migration, the Company also terminated a second outsourcing agreement with a different service provider, which provides related data processing services. The migration is planned to take place during the February 2005 to March 2005 timeframe.

The early termination of these agreements is expected to result in cash restructuring and other charges of approximately $2.2 million. All payments related to these charges are expected to be completed by the second quarter of 2005 and no cash payments are anticipated during 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ON SEMICONDUCTOR CORPORATION
(Registrant)

Date: December 8, 2004	By:	/s/ DONALD A. COLVIN
Donald A. Colvin
Chief Financial Officer

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